Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.01

OF

SONIDA SENIOR LIVING, INC.

Sonida Senior Living, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

1. The Company’s Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock Par Value $0.01 (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on November 3, 2021.

2. The board of directors of the Company (the “Board”) duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Designation:

The definition of “Conversion Price” in Section 3 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“Conversion Price” means $32.00 per share of Common Stock. Each reference in this Certificate of Designations to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price as of immediately before the close of business on such date.

3. The foregoing amendment was duly adopted by the Board and the holders of the Series A Convertible Preferred Stock, in accordance with the terms of the Certificate of Designation and the applicable provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Designation shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the 11th day of March, 2026.

SONIDA SENIOR LIVING, INC.

By:	/s/ Brandon M. Ribar
Name: Brandon M. Ribar
Title: Chief Executive Officer & President